Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

The Dreyfus/Laurel Funds, Inc.

We consent to the use of our reports dated December 22, 2017, with respect to the financial statements of Dreyfus Tax Managed Growth Fund, Dreyfus Institutional S&P 500 Stock Index Fund, Dreyfus Opportunistic Fixed Income Fund, Dreyfus Bond Market Index Fund and Dreyfus Disciplined Stock Fund, each a series of The Dreyfus/Laurel Funds, Inc., as of October 31, 2017, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

                                                         /s/ KPMG LLP

New York, New York

February 26, 2018